Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 26, 2010, except for Notes 1 and 6, as to which the date is August 20, 2010, with respect to the combined statements of revenues and certain expenses of the Rockwood Predecessor Data Centers included and incorporated by reference in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Digital Realty Trust, Inc. for registration of $375,000,000 aggregate principal amount of its 4.50% Notes due 2015.

/s/ Ernst & Young LLP

San Francisco, CA

October 1, 2010